EXHIBIT 10.1

IN THE COURT OF COMMON PLEAS

OF LACKAWANNA COUNTY

LORI GRAY,
derivatively on behalf of
FIRST NATIONAL COMMUNITY	CIVIL ACTION – LAW
BANCORP.
BANCORP, INC.
Plaintiff,

vs.

LOUIS A. DENAPLES, et al.,
2012-CIV-3228
Defendants,

FIRST NATIONAL COMMUNITY
BANCORP, INC.

Nominal Defendant.

STIPULATION OF SETTLEMENT

This Stipulation of Settlement (“Stipulation”), dated as of November 27, 2013, is entered into, by and through their respective undersigned counsel, by (i) Lori Gray and Frank Lombardo (collectively, the “Settling Plaintiffs”), (ii) Louis A. DeNaples, Michael J. Cestone, Jr., Joseph Coccia, Dominick L. DeNaples, Joseph J. Gentile, William P. Conaboy, John P. Moses, Michael Conahan, J. David Lombardi (collectively, the “Individual Defendants”), Louis A. DeNaples, Jr., Michael G. Cestone, Steven R. Tokach and Thomas J. Melone, the latter two both individually and as the Special Committee (collectively, the “Additional Directors”), First National Community Bancorp, Inc. (“FNCB” or the “Company”) and FNCB’s subsidiary, First National Community Bank (the “Bank”) (the Individual Defendants, the Additional Directors, FNCB and the Bank are collectively referred to herein as the “Settling Defendants,” and the Settling Plaintiffs and the Settling Defendants are collectively referred to herein as the “Settling Parties”). This Stipulation is intended by the Settling Parties to fully, finally, and forever compromise, resolve, discharge, and settle the Released Claims (as defined herein) and this Derivative Litigation (as defined herein) in accordance with the terms and conditions set forth below, subject to the approval of the Court.

WHEREAS, by letter dated December 19, 2011, Plaintiff Gray, through her undersigned counsel, made a pre-suit demand upon the Board of Directors (“Board”) of the Company to take action against certain current and former officers and directors of the Company alleging they had breached their fiduciary duties in various respects (the “Demand Letter”);

WHEREAS, on January 11, 2012, in response to the Demand Letter, the Board, on behalf of the Company, passed a resolution appointing a Special Committee consisting of FNCB Board members Steven R. Tokach and Thomas Melone to investigate the matters outlined in the Demand Letter (the “Investigation”);

WHEREAS, in February 2012, the Special Committee retained Alexander Kerr, Esquire and Michael M. Horn, Esquire, of the law firm McCarter & English, LLP, to assist with the Investigation;

WHEREAS, Plaintiff Gray and shareholder Lombardo, through their respective counsel, have raised serious substantive issues with respect to, inter alia, the activities of the Special Committee and its counsel and their independence;

WHEREAS, on May 24, 2012, Ms. Gray, through her undersigned counsel, commenced an action (the “Gray Action”) by filing a Verified Shareholder Derivative Complaint for Breach of Fiduciary Duty, Aiding and Abetting Breach of Fiduciary Duty, and Professional Negligence (the “Complaint”) against the Individual Defendants and Demetrius & Company, LLC (“Demetrius”);

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WHEREAS, the Special Committee thereafter completed its Investigation and on March 27, 2013 issued its Report (the “Report”), which contains certain non-public information of the Office of the Comptroller of the Currency (“OCC”);

WHEREAS, the Company has requested and obtained the OCC’s consent to release the Report to the parties to the Gray Action, as well as the Court in the Gray Action, subject to certain redactions and conditions (the “Redacted Report”);

WHEREAS, the Company provided the Redacted Report on August 1, 2013 to counsel for the Settling Parties and Demetrius subject to a Court-approved protective order;

WHEREAS, on or about April 4, 2013, Plaintiff Gray filed a motion to amend the Complaint by including claims against Robert L. Rossi & Company (“Rossi”) and attached a proposed Verified Amended Shareholder Derivative Complaint for Breach of Fiduciary Duty, Aiding and Abetting Breach of Fiduciary Duty, Breach of Contract, Negligent Misrepresentation, Unjust Enrichment, Corporate Waste, Abuse of Control, and Professional Negligence (the “Proposed Amended Complaint”);

WHEREAS, in or about June 2012, certain of the Settling Defendants were advised that Frank Lombardo, a current FNCB shareholder, through his counsel, Richard D. Greenfield, Esq., was contemplating filing a substantially similar, but broader shareholder derivative complaint against the Individual Defendants and others (the “Lombardo Complaint”), drafts of which were provided to certain Settling Defendants’ counsel (the Demand Letter, Complaint, Proposed Amended Complaint, and Lombardo Complaint are collectively referred to as the “Pending and Threatened Litigation”);

WHEREAS, counsel for the Settling Plaintiffs and counsel for the Individual Defendants engaged in arms’ length negotiations regarding a potential resolution of certain claims asserted in the Pending and Threatened Litigation;

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WHEREAS, it is acknowledged by Plaintiff Gray and Mr. Lombardo and their counsel that Louis DeNaples took a leave of absence from the Company on February 6, 2008 and, thereafter, did not serve as an officer or Director of the Company during the time the conduct alleged in the Pending and Threatened Litigation occurred;

WHEREAS, Plaintiff Gray and Mr. Lombardo in the Pending and Threatened Litigation have, inter alia, claimed that the Individual Defendants, in the operation of the Company and the Bank, have failed to provide the necessary oversight, prudence and governance required of them pursuant to their fiduciary duties, applicable law and banking rules and regulations;

WHEREAS, the Settling Plaintiffs maintain that the risk oversight function of the boards of directors of banks and bank holding companies, and of FNCB and the Bank in particular, has never been more critical and challenging than it is today;

WHEREAS, Plaintiff Gray and Mr. Lombardo recognize and recommend that such oversight at FNCB and the Bank can and should be enhanced by, inter alia, improved governance practices and procedures, improved oversight by FNCB’s Board and the establishment of a risk management regimen at FNCB and the Bank.

WHEREAS, Plaintiff Gray and Mr. Lombardo believe and recommend that oversight of risk management will be enhanced by the appointment of an officer of the Bank who is assigned specific responsibility for risk management.

WHEREAS, the Individual Defendants and Additional Directors, in connection with the Pending and Threatened Litigation, have denied and continue to deny that they have committed or aided or abetted in the commission of any unlawful or wrongful act alleged in the Pending and Threatened Litigation, and maintain that they diligently and scrupulously complied with their respective fiduciary and/or other duties to the Bank, to FNCB, and to FNCB’s shareholders, and the Individual Defendants and the Additional Directors are entering into this Stipulation solely because the proposed Settlement (defined below) provided for herein will eliminate the potential burden of distracting and costly litigation and it is expected to generate substantial benefits to FNCB and the Bank;

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WHEREAS, as of August 29, 2013, the Settling Parties entered into a Memorandum of Understanding (the “MOU”) preliminarily providing for the settlement of the Pending and Threatened Litigation, subject to the execution of a definitive stipulation of settlement, notice to FNCB’s shareholders, and approval by the Court;

WHEREAS, upon the execution of this Stipulation, the MOU shall be considered null and void and without effect;

WHEREAS, Plaintiff Gray and Mr. Lombardo do not, by entering into this Stipulation, admit that any of the allegations and claims in the Pending and Threatened Litigation lack merit, or lack foundation in law or fact, or in any way were alleged for an improper purpose, and they are entering into this Stipulation solely because the proposed Settlement provided for herein will facilitate the effective and efficient resolution of all of their claims against the Released Parties (as defined below);

WHEREAS, the Settling Parties recognize that the time and expense they would each incur by further litigation related to the Pending and Threatened Litigation and the uncertainties inherent in such litigation, particularly the potential diversion of attention of certain of the Individual Defendants and Additional Directors from overseeing the operations of the Company and the Bank;

WHEREAS, the Settling Parties agree that the Settlement set forth herein is the full and final resolution of all potential or actual claims by, between and/or among the Settling Parties arising from the facts alleged in the Pending and Threatened Litigation, believe settlement is in their best interests, and therefore wish to settle and resolve the claims, both potential and actual, alleged or threatened in, or related to, the Pending and Threatened Litigation with respect to any Settling Party;

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WHEREAS, FNCB, the Bank and the Individual Defendants believe that they may have valid claims against Demetrius, John Demetrius, and/or Rossi related to events alleged in the Pending and Threatened Litigation, and they are considering whether any such claims should be pursued;

WHEREAS, this Stipulation is not intended to resolve, and does not resolve, any claims that FNCB, the Bank, and/or the Individual Defendants may have against Demetrius, John Demetrius, and/or Rossi, irrespective of whether said claims are, or are not, asserted or proposed to be asserted or may be asserted in the Pending and Threatened Litigation;

NOW, THEREFORE, without any admission or concession on the part of Plaintiff Gray and Mr. Lombardo of any lack of merit of the Pending and Threatened Litigation whatsoever, and without any admission or concession on the part of the Settling Defendants as to the merits of the Pending and Threatened Litigation or as to any liability or wrongdoing whatsoever,

IT IS HEREBY STIPULATED AND AGREED, by and among the Settling Parties, through their respective counsel, that, subject to the approval of the Court, in consideration of the mutual agreements set forth herein, the Released Claims shall be finally and fully compromised, settled, and released and the Pending and Threatened Litigation shall be dismissed with prejudice as to the Released Parties (identified below).

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I.           THE INDIVIDUAL DEFENDANTS’ AND ADDITIONAL DIRECTORS’ DENIALS OF WRONGDOING AND LIABILITY

A.           The Individual Defendants and Additional Directors have denied and continue to deny each and every one of the claims and contentions alleged in the Pending and Threatened Litigation. The Individual Defendants and Additional Directors also have denied and continue to deny all allegations that FNCB has suffered damage by or as a result of the conduct alleged in the Pending and Threatened Litigation. In order to benefit FNCB and the Bank and to eliminate the potential burden, expense, and risks inherent in the litigation, the Settling Defendants have determined that it is desirable that the Pending and Threatened Litigation be settled in the manner and upon the terms and conditions set forth herein.

B.           Neither this Stipulation, nor any of its terms or provisions, nor entry of the Judgment (defined below), nor any document or exhibit referred or attached to this Stipulation, nor any action taken to carry out this Stipulation, may be construed or used as evidence of the validity of any of the Released Claims, or an admission by or against the Settling Defendants of any fault, wrongdoing or concession of liability whatsoever.

C.           Neither this Stipulation nor the attached exhibits shall be offered or received into evidence in any action or proceeding in any court or other tribunal for any purpose whatsoever other than to enforce the provisions of this Stipulation, except that this Stipulation and the attached exhibits may be filed as evidence of the Settlement or in any action against the Released Parties to support a defense of res judicata, collateral estoppel, release or other theory of claim or issue preclusion or similar defense or in any action against Demetrius, John Demetrius, and/or Rossi. Notwithstanding the foregoing, the Settling Parties may use this Stipulation as evidence of the Settlement in connection with any litigation with the insurance carriers providing directors’ and officers’ liability insurance coverage to the Settling Defendants, or any of them.

II.          THE DERIVATIVE CLAIMS AND THE BENEFITS OF SETTLEMENT

A.           Based on their review and analysis of the relevant facts, allegations, defenses, and controlling legal principles, the Settling Parties believe that the Settlement set forth herein confers substantial benefits upon, and is in the best interests of the Bank, FNCB, and FNCB’s shareholders. The Settling Parties have agreed to settle pursuant to the terms and provisions of this Stipulation after considering, inter alia, the substantial benefits that FNCB and the Bank will receive and the potential risks and expenses of further litigation.

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B.           Although Plaintiff Gray and Mr. Lombardo believe that the Pending and Threatened Litigation has substantial merit, they and their counsel recognize and acknowledge the expense and length of time that would be required to prosecute the Pending and Threatened Litigation through trial and appeal. They and their counsel have also taken into account the uncertain outcome and the risks of litigating the Pending and Threatened Litigation, as well as the difficulties and delays inherent in such litigation.

C.           The Settling Parties acknowledge that the Gray Action has been commenced and prosecuted by Plaintiff Gray and defended by the Individual Defendants in good faith and with adequate basis in fact and law. The Settling Parties also acknowledge that they are voluntarily settling the Pending and Threatened Litigation after consultation with their respective counsel.

D.           Counsel for Plaintiff Gray and Mr. Lombardo, and counsel for the Individual Defendants, have conducted extensive arms’-length negotiations over an extended period of time and have reached agreement as to, inter alia, a payment of $5,000,000 to FNCB, by or on behalf of the Individual Defendants, the appointment of two additional independent directors, and enhancement of the corporate governance of FNCB and the Bank related to, among other things, its compliance and risk management policies and procedures as well as oversight of these matters by the Boards of Directors of FNCB and the Bank, and FNCB’s Audit Committee (which shall either be re-named the Audit/Risk Management Committee and assigned additional oversight responsibilities by the Board or a new committee shall be constituted and named the Risk Management Committtee which shall be assigned oversight responsibilities by the Board), as set forth below.

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Plaintiffs and the Settling Defendants acknowledge and agree that the Pending and Threatened Litigation pursued by Plaintiff Gray and Mr. Lombardo, and the negotiations leading to this Settlement, were the principal cause of the decisions by the Boards of Directors of FNCB and the Bank to agree to the appointment of two additional independent Board members and to enhance FNCB’s corporate governance as set forth below and in the Risk Management Charter attached hereto as Exhibit “A” as well as the agreement for the Settlement Sum to be paid by or on behalf of the Individual Defendants.

III.         DEFINITIONS

As used in this Stipulation, the following terms have the meanings specified below:

3.1.          “Agreed Upon Term” means the term of the obligations expressed in the Corporate Governance Provisions provided for herein. The Agreed Upon Term shall be three years from the date the Court enters Judgment approving the Settlement and such Judgment becomes Final and no longer subject to appeal.

3.2.          “Audit/Risk Management Committee” or “Risk Management Committee” shall be the new name of the presently existing Audit Committee or the newly constituted committee, respectively, of FNCB’s Board upon its resolution and assignment to such Committee of the additional responsibilities as provided in the Risk Management Charter attached hereto as Exhibit “A”. Such resolution and assignment shall occur no later than 30 days following the Settlement Effective Date.

3.3.          “Confirmatory Discovery” means such reasonable and additional discovery being taken and to be taken subsequent to this Stipulation as is appropriate and necessary and as agreed to by counsel for the parties to confirm the fairness and reasonableness of the terms of this settlement.

3.4.          “Derivative Claims” means the claims asserted or encompassed within the Pending and Threatened Litigation.

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3.5.          “Derivative Litigation” means the above-captioned action. The term “Derivative Litigation” shall also include the issues encompassed by Plaintiff Gray’s Proposed Amended Complaint and all claims alleged informally by FNCB shareholder Lombardo.

3.6.          “Final” means the latest of: (a) the expiration of the time for the filing or noticing of any motion for reconsideration or appeal of the Judgment (i.e. the expiration of 30 days following entry of the Judgment); (b) the final affirmance of the Judgment on an appeal or after reconsideration, the expiration of the time for a petition, or a denial of any petition, to review the affirmance of the Judgment on appeal, or, if such petition is granted, the final affirmance of the Judgment following review pursuant to that grant; or (c) the final dismissal of any appeal from the Judgment or the final resolution of any proceeding to review any appeal from the Judgment without any material change to the Judgment.

3.7.          “FNCB Shareholders” mean any Persons (other than FNCB) who own FNCB common stock as of the Record Date.

3.8.          “Judgment” means “the Final Order and Judgment” to be entered by the Court in a form substantially similar to the [Proposed] Final Order and Judgment attached hereto as Exhibit “B”.

3.9.          “Person” means an individual, business or legal entity, including any corporation, limited liability corporation, professional corporation, limited liability partnership, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and their spouses, heirs, predecessors, successors, representatives, or assignees.

3.10.         “Preliminary Approval Order” means the order entered by the Court in a form substantially similar to the Proposed Preliminary Approval Order attached hereto as Exhibit “C”.

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3.11.         “Plaintiffs’ Counsel” means Joseph Solfanelli, Esq., for Plaintiff Lori Gray, and Richard D. Greenfield, Esq., for FNCB shareholder Frank Lombardo; with Joseph Solfanelli, Esq. serving as Plaintiffs’ Lead Counsel.

3.12.         “Record Date” means the date of the Preliminary Approval Order.

3.13.         “Released Parties” means all Settling Defendants, all other current or former officers or directors of FNCB and/or the Bank, and each and all members of their families, parent entities, affiliates, or subsidiaries, and each and all of their respective past, present, or future officers, directors, employees, attorneys, heirs, executors, personal representatives, estates, administrators, predecessors, successors, custodians, agents, representatives, trusts, trustees, trust beneficiaries and assigns.

3.14.         “Releasing Parties” means the Plaintiff Gray and Mr. Lombardo (individually, and derivatively on behalf of FNCB) and each and all members of their families, parent entities, affiliates, or subsidiaries, and each and all of their respective past, present, or future officers, directors, employees, attorneys, insurers, auditors, heirs, executors, personal representatives, estates, administrators, predecessors, successors, custodians, agents, representatives, trusts, trustees, trust beneficiaries, and assigns, and all Persons acting in concert with any of the aforementioned persons and entities, and FNCB, including its affiliates and subsidiaries, and by operation of law its shareholders.

3.15.         “Risk Management Charter” means the provisions set forth herein as Exhibit “A” hereto, which the Boards of Directors of FNCB and the Bank shall adopt, in substantially the same form as presented in Exhibit “A”, standing by itself or incorporated with a revised “Audit/Risk Management Charter” applicable to FNCB and the Bank.

3.16.         “Settlement” means the agreement made and entered into by and among the Settling Parties and set forth in this Stipulation.

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3.17.         “Settlement Effective Date” means the date upon which the Judgment approving the Settlement in accordance with this Stipulation becomes Final (as defined herein).

3.18.         “Settlement Hearing” means the hearing the Court will hold, following the mailing of the Settlement Notice and the publication of the Summary Notice, in order to consider and determine, among other things, whether the Settlement should be approved, whether Judgment should be entered dismissing the Gray Action with prejudice as to the Released Parties, and whether the requested attorneys’ fees and reimbursement of expenses of Plaintiffs’ Counsel should be awarded.

3.19.         “Settlement Notice” means the notice of the Settlement that will be mailed to FNCB Shareholders of record as of the date specified in the Preliminary Approval Order, substantially in the form attached hereto as Exhibit “D”.

3.20.         “Summary Notice” means the summary form of notice to be published pursuant to the Preliminary Approval Order, substantially in the form attached hereto as Exhibit “E”.

3.21.         “Unknown Claims” means any Released Claims that any Releasing Party does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Parties that, if known by him, her, or it might have affected his, her, or its settlement with, and release of, the Released Parties, or might have affected his, her, or its decision not to object to this Settlement, including claims based on the discovery of facts in addition to or different from those which he, she, or it now knows or believes to be true with respect to the Released Claims. The Releasing Parties shall be deemed by operation of the Judgment to have acknowledged that the release of Unknown Claims was separately bargained for and is a key element of the Settlement.

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IV.          SETTLEMENT OF THE DERIVATIVE LITIGATION

In settlement of and as a result of the Derivative Claims asserted or raised in the Pending and Threatened Litigation, the Settling Parties agree, subject to the Court entering Judgment approving this Settlement and the securing of sufficient financing by the Individual Defendants which shall be sought expeditiously, to each of the following:

4.1.          Settlement Consideration- Cash Component. As consideration for the Settlement, within five (5) business days of the Settlement Effective Date, the Individual Defendants shall cause to be paid to FNCB by wire transfer the amount of $5 million, subject to the allocation set forth herein (the “Settlement Sum”). If the Court does not approve this Settlement, or the Settlement does not become effective, the Individual Defendants shall not have any obligation to pay the Company the Settlement Sum. The Settlement Sum shall be allocated in its entirety to Count One (breach of fiduciary duty) of the Gray Complaint on behalf of all Individual Defendants except Michael Conahan. In paying FNCB the Settlement Sum, the Individual Defendants reserve all rights to recoup said sum from the Company’s directors’ and officers’ liability insurer(s), and to request and receive indemnification from FNCB and/or the Bank.

4.2.          Corporate Governance and Compliance Relief.

a)          Two New Independent Members of FNCB’s Board. As soon as practicable after approval of this Settlement, FNCB’s Board will nominate two additional and independent members to join the Board. These new directors, upon their acceptance, will join the Board subject to appropriate regulatory approval. The Board shall appoint one of these new directors to serve on the Board’s Audit/Risk Management Committee or the Risk Management Committee, as determined by the Board of Directors, for three successive one-year terms.

b)          The Board shall cause the enhancement of FNCB’s Corporate Governance Guidelines including formulation of specific guidelines addressing, inter alia, risk management, loans to and transactions involving insiders and related parties, out-of-area loans and nominations to the Board.

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(1)         Within 30 days following the Settlement Effective Date, the Board of Directors of FNCB shall cause the reconstitution of the presently existing Audit Committee as the Audit/Risk Management Committee or constitute a new Board committee as the Risk Management Committee. FNCB’s Board shall concurrently cause an amendment to be made to the presently existing Audit Committee Charter or newly constituted Risk Management Charter so as to provide for the incorporation therein of substantially similar provisions of the Risk Management Charter attached hereto as Exhibit “A”. A function of the Audit/Risk Management Committee will be to identify and monitor material risks faced by FNCB and the Bank and to establish procedures to monitor and insure compliance with the revised Audit/Risk Management Committee Charter or the Risk Management Committee Charter, as determined by the Board and to report annually in writing to the full Board of Directors of FNCB as to such compliance, which report shall be included with the minutes of the Board meetings at which such report is delivered.

(2)         In connection with the foregoing monitoring procedures, the Board of Directors of FNCB shall, following the foregoing report, review annually the monitoring procedures in place and the compliance therewith. Should such Board of Directors conclude that such monitoring procedures are inadequate, it shall cause FNCB to retain a qualified and independent consultant to assess the adequacy and effectiveness of such procedures and to make appropriate recommendations as to their improvement.

(3)         The Individual Defendants will use their best and collective efforts to bring the Bank into compliance with the Tier I capital requirements as set forth in the Consent Order agreed to by the Bank’s Board of Directors and the OCC on September 1, 2010 (“Consent Order”).

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(4)         The Boards of Directors of FNCB and the Bank and each Committee thereof shall maintain minutes of all meetings thereof which shall describe all material issues that arise and shall describe such issues in sufficient detail so that there may be a useful permanent record of proceedings. To the extent that any votes are taken which are not unanimous, those opposing the resolution or abstaining from voting thereupon, should be specifically identified in the minutes together with the stated reasons for their opposition and/or abstention.

(5)         In order to enhance the risk management functions of the Boards of Directors of FNCB and the Bank, the FNCB Compensation Committee shall at least annually evaluate such entities’ compensation practices to insure that incentive compensation for lending and other executives does not encourage unnecessary and excessive risks. In connection with this requirement, (a) the members of the Compensation Committee shall meet at least once annually with the Bank’s appointed senior risk officer to review each executive’s incentive compensation and verify that such arrangements do not encourage the executive to take undue risks that would threaten the value of the Bank and the Company; (b) the members of the Compensation Committee shall meet at least annually with the Bank’s appointed senior risk officer to discuss whether and how each executive’s incentive compensation arrangements comply with the risk management policies and procedures of FNCB and the Bank; (c) the members of the Compensation Committee and the Bank’s appointed senior risk officer must identify and limit any features of executive’s incentive compensation arrangements that could encourage unnecessary or excessive risks; and (d) the Compensation Committee must annually certify to FNCB’s Board that it has completed these reviews and that it has made reasonable efforts to assure that executive incentive compensation arrangements do not encourage unnecessary or excessive risks.

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(6)         Each of the foregoing provisions pertaining to the enhancement of the corporate and operational governance of FNCB and the Bank shall remain in effect for the Agreed Upon Term.

4.3.          Claims Excluded From Settlement. Any claims that FNCB, the Bank, and/or the Individual Defendants may have against Demetrius, John Demetrius, and/or Rossi, irrespective of whether said claims are, or are not, asserted or proposed to be asserted or may be asserted in the Pending and Threatened Litigation are not settled pursuant to this Stipulation and are specifically excluded from the Settlement. FNCB, through its Board, shall in its sole discretion decide whether or not to pursue any such claims. After this Settlement is approved, neither Plaintiff Gray, nor Mr. Lombardo, shall have any right to pursue, or participate in the pursuit of, any such claims, absent FNCB’s express consent. In the event that Demetrius or Rossi or both bring against any Settling Defendant a claim for contribution, subrogation, indemnification, or other similar claim for any Settling Defendant’s alleged share or equitable share, or to enforce subrogation rights, if any, for any claim against Demetrius or Rossi or both, FNCB and/or the Bank, as appropriate, shall (1) indemnify the Settling Defendants for any legal fees and costs incurred in defending against such claims and (2) reduce any judgment against, or settlement with Demetrius or Rossi or both to the extent necessary to satisfy such contribution, subrogation, indemnification or other claim or judgment against said Settling Defendant. To accomplish this reduction, any Settling Defendant shall be entitled to request that the Court or appropriate tribunal issue such orders as are necessary to effectuate the reduction to protect any Settling Defendant from any associated costs in defending against such claim or from any liability for the judgment.

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4.4.          Within 5 business days of the execution of this Stipulation, Plaintiffs’ Lead Counsel shall file with the Court a praecipe pursuant to Pa. R. Civ. P. 229(b)(1) to discontinue the Derivative Litigation against defendant Louis A. DeNaples without prejudice, with the understanding that all statutes of limitations applicable to the claims heretofore alleged against him shall be tolled through and until the occurrence of the Settlement Effective Date.

4.5.          No provision of this Stipulation nor any exhibits hereto shall be deemed to be an admission by any Settling Defendant that the corporate procedures or governance of FNCB or the Bank were in any way deficient.

4.6.          Any Confirmatory Discovery shall be completed prior to the date of the Settlement Hearing set by the Court.

4.7.          After all material terms of this Stipulation were negotiated, counsel for the Individual Defendants, and Plaintiffs’ Counsel, with the assistance and recommendation of former federal Chief Judge Edward N. Cahn acting as mediator, negotiated and recommended attorneys’ fees and reimbursement of expenses to be paid to Plaintiffs’ Counsel in the amount of $2,500,000, which amount is included in and shall come out of the Settlement Sum. It is anticipated that Judge Cahn will submit a report justifying his conclusion that reasonable attorneys’ fees and expenses in connection with the negotiation and settlement of the Pending and Threatened Litigation are $2,500,000. Plaintiffs’ Counsel will petition the Court for such an award, and the Settling Defendants will not oppose that request. Any attorneys’ fees and reimbursement of expenses approved by the Court (the “Approved Fees”) shall be provided to Plaintiffs’ Lead Counsel and shall be allocated to counsel for Plaintiff Gray and Mr. Lombardo based upon the cash and non-economic value of the Settlement and upon counsel’s reasonable out-of-pocket expenses. The Approved Fees shall be provided by FNCB by wire transfer to Plaintiffs’ Lead Counsel, out of the Settlement Sum, within ten (10) days following the Settlement Effective Date pursuant to written instructions provided by Plaintiffs’ Lead Counsel. In the event that the Court’s ruling on attorneys’ fees and litigation expenses occurs subsequent to final approval of the Settlement, the Company shall provide to Plaintiffs’ Lead Counsel for Settling Plaintiffs the Approved Fees, if any, within five (5) business days after the Company’s receipt of said ruling, or the Company’s receipt of the Settlement Sum, whichever is later. Plaintiffs’ Lead Counsel shall allocate the amount received to other counsel for Plaintiff Gray and counsel for Mr. Lombardo to reflect their respective contributions in causing the Settlement to take place and be approved by the Court. The Settling Defendants, FNCB, and their directors’ and officers’ insurers shall have no obligations or liability with respect to the apportionment or distribution of any attorneys’ fees or reimbursement of expenses awarded by the Court. An award of attorneys’ fees or expenses, or both, is not a necessary term of the Settlement and shall not be a condition of the Settlement. None of the Settling Parties may cancel or terminate the Settlement based on the Court’s, or any appellate court’s, ruling with respect to attorneys’ fees or litigation expenses to be awarded to Plaintiffs’ Counsel. Except as otherwise expressly provided in the Settlement, the Settling Parties shall bear their own attorneys’ fees and costs incurred in connection with the Derivative Litigation and this Settlement.

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V.	PRELIMINARY APPROVAL, NOTICE ORDERS, AND SETTLEMENT HEARING

5.1.          Promptly following the execution of this Stipulation by all Settling Parties, the Settling Parties shall submit this Stipulation, together with its Exhibits, to the Court, and shall apply for entry of a Preliminary Approval Order that: (a) stays the Gray Action and takes off the calendar all pending motions, except with respect to activities and filings related to settlement, from the date of this Stipulation until such time as the Court determines whether, after appropriate notice has been provided to the FNCB Shareholders, the Settlement referred to herein is fair to FNCB, and its shareholders, and should thus be approved (the “Stay Period”); (b) preliminarily approves the Settlement set forth in this Stipulation; (c) sets a date, time, and place for the Settlement Hearing; (d) approves the form and content of the Settlement Notice and the Summary Notice; (e) preliminarily enjoins the Releasing Parties from commencing, instituting, or prosecuting any of the Released Claims; and (f) enjoins any and all FNCB Shareholders from commencing any claims related to and/or arising from the Derivative Claims in this Court or any other court during the Stay Period. The Stay Period shall terminate upon the Settlement Effective Date.

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5.2.          FNCB shall cause the mailing of the Settlement Notice to FNCB Shareholders not later than ten (10) business days following entry of the Preliminary Approval Order. The Settlement Notice shall advise FNCB Shareholders generally of the terms of the Settlement of the Derivative Claims, the time, date, and place of the Settlement Hearing, the request of counsel for Plaintiff Gray and Mr. Lombardo for attorneys’ fees and reimbursement of reasonable expenses and the means by which FNCB Shareholders may obtain the Settlement Notice either online or by mail. FNCB shall cause the Summary Notice to be published once each in the Scranton Times Tribune and the Wilkes-Barre Times Leader. FNCB shall cause a copy of this Stipulation together with the Settlement Notice, substantially in the form attached hereto as Exhibit “D” to be filed with the Securities and Exchange Commission as an exhibit to a Report on Form 8-K. It shall also cause copies of the same to be submitted to the appropriate offices of the OCC and Federal Reserve of Philadelphia (“FRB”). The filing of the Form 8-K and the submissions to the OCC and the FRB shall be concurrent with the filing of this Stipulation with the Court. FNCB shall also cause the Settlement Notice to be sent by first class mail to each FNCB Shareholder of record on the Record Date not later than ten (10) business days following entry of the Preliminary Approval Order. Concurrently with such mailing, FNCB shall cause to be posted on its website the Complaint, this Stipulation and the Settlement Notice. Within 5 days following the filing with the Court of briefs in support of the settlement and the petition of Plaintiffs’ Counsel for attorneys’ fees and reimbursement of expenses, FNCB shall similarly cause such documents to be posted on its website.

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5.3.          FNCB shall be responsible for paying for the costs associated with the mailing of the Settlement Notice and the publication of the Summary Notice, as set forth herein, subject to whatever rights it has to recoup the expenses associated therewith from FNCB’s insurers. None of the other Settling Parties shall be responsible for such costs.

5.4.          The Settling Parties shall request that, after notice of the Settlement is made and the time for objections has passed, the Court shall hold a Settlement Hearing to consider and determine:

a)          whether to approve the Settlement;

b)          whether Judgment substantially in the form attached hereto as Exhibit “B” should be entered dismissing the Derivative Claims with prejudice (other than those claims asserted against Demetrius, John Demetrius and/or Rossi) with each party to bear his, her, or its own costs;

c)          whether permanently to bar and enjoin the Releasing Parties from litigating any of the Released Claims against any of the Released Parties; and

d)          whether to approve an award of attorneys’ fees and reimbursement of reasonable expenses for counsel for Plaintiff Gray and Mr. Lombardo.

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VI.          RELEASES AND BAR

6.1.          Upon the Settlement Effective Date, each of the Releasing Parties, on behalf of themselves and any other person or entity who could assert any of the Released Claims (defined below) on their behalf, in such capacity only, shall be deemed to have and by operation of the Judgment shall have fully, finally, and forever released, settled, and discharged, and shall forever be enjoined from prosecuting, any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature, or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, whether for contribution or indemnity, including Unknown Claims, whether based on state, local, foreign, federal, statutory, regulatory, common, or other law or rule, that are, have been, could have been, could now be, or in the future could, can, or might be asserted, in the Pending and Threatened Litigation or in any other court, tribunal, or proceeding by the Settling Plaintiffs, any other FNCB shareholder directly or derivatively on behalf of FNCB or by FNCB directly against any of the Released Parties which, now or hereafter, are based upon, arise out of, relate in any way to, or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to the Pending and Threatened Litigation, except for claims relating to the enforcement of this Stipulation (the “Released Claims”). For the avoidance of doubt, the Released Claims include all of the claims asserted or threatened in the Pending and Threatened Litigation, except those asserted or threatened against Demetrius, John Demetrius, Rossi or any of them. For the avoidance of doubt, the Released Claims do not include claims based on future conduct of the Released Parties.

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6.2.          Upon the Settlement Effective Date, each of the Settling Defendants, on behalf of himself, herself, and/or itself and each and all members of his, her and/or its families, parent entities, affiliates, or subsidiaries, and each and all of his, her and/or its respective past, present, or future officers, directors, employees, attorneys, insurers, heirs, executors, personal representatives, estates, administrators, predecessors, successors, custodians, agents, representatives, trusts, trustees, trust beneficiaries and assigns shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged the Settling Plaintiffs and counsel for Plaintiff Gray and Mr. Lombardo from all claims or demands relating to, arising out of, or connected with the institution, prosecution, assertion, settlement, or resolution of the Derivative Litigation and/or the Released Claims.

6.3.          Pending the Judgment becoming Final, the Releasing Parties are barred and enjoined from commencing, prosecuting, instigating, continuing, or in any way participating in the commencement or prosecution of any action asserting any Released Claims against any of the Released Parties or challenging the Settlement other than in this action in accordance with the procedures established by the Court (the “Injunction”). If any action is taken by any Releasing Party in violation of the Injunction, Plaintiff Gray and Mr. Lombardo, if requested, shall join in any motion and shall otherwise use their reasonable best efforts to affect a withdrawal, dismissal, transfer or stay of such action.

VII.         CONDITIONS OF SETTLEMENT; EFFECT OF DISAPPROVAL, CANCELLATION OR TERMINATION

7.1.          In the event that the Settlement is not approved by the Court, or is terminated for any reason, the Settling Parties shall be restored to their respective positions in the Derivative Litigation immediately prior to the signing of the MOU, and all negotiations, proceedings, documents prepared, and statements made in connection with the Settlement shall be without prejudice to the Settling Parties, shall not be deemed or construed to be an admission by any Settling Party of any act, matter or proposition, and shall not be used in any manner or admissible for any purpose in the Derivative Litigation or in any other action or proceeding.

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7.2.          In the event that the Settlement is not approved by the Court, or is terminated for any reason, the terms and provisions of this Stipulation and the MOU shall have no further force and effect with respect to the Settling Parties, and shall not be used or admitted in the Derivative Litigation or in any other action or proceeding for any purpose, and any judgments or orders entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated.

VIII.         MISCELLANEOUS PROVISIONS

8.1.          Neither this Stipulation nor the Settlement reflected herein shall constitute a waiver of any rights the Settling Defendants have against insurance carriers of FNCB and the Bank, including, but not limited to, Fidelity and Deposit Company of Maryland, against whom FNCB, the Bank and the Individual Defendants have filed claims in the United States District Court for the Middle District of Pennsylvania in a case bearing the caption: Fidelity and Deposit Company of Maryland v. First National Community Bancorp, Inc., First National Community Bank, Louis A. DeNaples, Michael J. Cestone, Jr., Joseph Coccia, Dominick L. DeNaples, Joseph J. Gentile, William P. Conaboy, John P. Moses, Michael Conahan and David J. Lombardi, Civ. Action No. 3:12-1784 (M.D. Pa.).

8.2.          It is understood by the Settling Parties that the payment of the Settlement Sum by or on behalf of the Individual Defendants shall not constitute a waiver of any rights, including indemnification rights, the Individual Defendants or Additional Directors have against the Company and/or the Bank pursuant to their respective By-Laws and Bank Resolutions, the Pennsylvania Business Corporation Law and any and all rights they have against FNCB’s and the Bank’s insurance carriers, and that this right to request and receive indemnification of the Individual Defendants is a material term and condition of this Stipulation. The Settling Parties: (a) acknowledge that it is their intent to consummate the terms and conditions of this Stipulation and to do so as soon as practicable; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Stipulation, to exercise their best efforts to accomplish the foregoing terms and conditions of this Stipulation, and to obtain preliminary and final approval of the Settlement.

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8.3.          The Settling Defendants agree to provide Plaintiffs’ Counsel copies of all material filings with respect to the action captioned Fidelity and Deposit Company of Maryland v. First National Community Bancorp et al., No. 12-cv-01784 (M.D. Pa.) as soon as practicable following such filings having been made.

8.4.          The Settling Parties intend this Settlement to be a final and complete resolution of all disputes among themselves with respect to the Released Claims. The Settlement compromises claims that are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim, demand, or defense. While the Individual Defendants and the Additional Directors deny that the claims and contentions advanced in the Derivative Litigation, and the Pending and Threatened Litigation are meritorious, they agree that the Derivative Claims were pursued by Plaintiffs and their counsel in good faith and are being settled voluntarily after negotiating at arm’s-length and in good faith after consultation with competent legal counsel. The Settling Parties agree not to assert in any forum that the Derivative Claims were brought, commenced, threatened, prosecuted or defended in bad faith.

8.5.          This Stipulation and its Exhibits constitute the entire agreement among the Settling Parties concerning the settlement of the Derivative Claims, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation and its Exhibits other than those contained and memorialized in such documents.

8.6.          All of the Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

8.7.          All the agreements made and orders entered in the Gray Action concerning the confidentiality of documents and information and all agreements made by counsel for any of the Settling Parties concerning the confidentiality of documents and information shall survive this Stipulation and Settlement.

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8.8.          Any written or oral public statement regarding the Settlement contained in this Stipulation or other issues related to it (other than those filed by the Settling Parties in support of the Settlement and/or by counsel for Plaintiff Gray and Mr. Lombardo in support of their application for attorneys’ fees and reimbursement of expenses), absent written agreement among the Settling Parties, shall be limited to the terms set forth in this Stipulation and to statements that the Derivative Claims were resolved to the mutual satisfaction of the Settling Parties. None of the Settling Parties shall make any public statement regarding the terms of this Stipulation, the Settlement contained herein or the petition of Plaintiffs’ Lead Counsel for an award of fees and reimbursement of reasonable expenses that is critical of or disparages the Settlement, the conduct of the Settling Parties or their counsel or such application by Plaintiffs’ Lead Counsel.

8.9.          This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

8.10.         This Stipulation shall be binding upon, and inure to the benefit of, the Settling Parties and their respective successors, assigns, heirs, spouses, marital communities, executors, administrators, and legal representatives.

8.11.         This Stipulation shall not be construed more strictly against any Settling Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Settling Parties, it being recognized that this Stipulation is the result of arm’s-length negotiations between the Settling Parties and all Settling Parties have contributed substantially and materially to the preparation of this Stipulation.

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8.12.         All Persons executing this Stipulation and any of the Exhibits hereto, or any related Settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

8.13.         The waiver by any party of any breach of this Stipulation shall not be deemed or construed as a waiver of any other breach, whether prior or subsequent to, or contemporaneous with, the execution of this Stipulation.

8.14.         Without affecting the finality of the Judgment entered in accordance with this Stipulation, the Court shall retain jurisdiction with respect to the implementation and enforcement of the terms of this Stipulation, and the Settling Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in this Stipulation.

8.15.         The rights and obligations of the Settling Parties to this Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the Commonwealth of Pennsylvania without giving effect to any state’s choice-of-law principles.

8.16.         Notwithstanding any other provision of this Stipulation, no Released Party shall be relieved of, or released from, any personal or other similar financial obligation or commitment such Released Party has to FNCB and/or the Bank, including, but not limited to, any outstanding loan, guaranty, line of credit, debt, or judgment, that was in existence prior to the execution of this Stipulation.

8.17.         Any notice required by this Stipulation shall be submitted in writing and delivered by overnight mail, electronic mail, e-mail, or in person to counsel for all Settling Parties at the addresses set forth beneath their signatures hereunder.

8.18.         The Stipulation may be executed in one or more scanned, faxed or individually-signed counterparts which, when taken together, shall constitute a complete document.

[SIGNATURE PAGES FOLLOW]

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Executed as of November 27, 2013

PLAINTIFFS, LORI GRAY, ET AL.

By:/s/ Joseph R. Sofanelli
Name: Joseph R. Sofanelli
Of Counsel,O’MALLEY & LANGAN, P.C.

NOMINAL DEFENDANT, FIRST NATIONAL COMMUNITY BANCORP, INC. AND FOR NON-PARTY FIRST NATIONAL COMMUNITY BANK

By: /s/ Stephen T. Burdumy
Name: Stephen T. Burdumy
DRINKER BIDDLE & REATH LLP

LOUIS A. DeNAPLES, MICHAEL J. CESTONE, JR., JOSEPH COCCIA, DOMINICK L. DeNAPLES, JOSEPH J. GENTILE, JOHN P. MOSES, WILLIAM P. CONABOY, MICHAEL CONAHAN, LOUIS A. DeNAPLES, JR., AND MICHAEL G. CESTONE

By: /s/ Patrick J. O’Connor
Name: Patrick J. O’Connor
COZEN O’CONNOR

J. DAVID LOMBARDI

By: /s/ Philip Gelso
Name: Philip Gelso
LAW OFFICES OF PHILIP GELSO

FRANK LOMBARDO

By: /s/ Richard D. Greenfield
Name: Richard D. Greenfield
GREENFIELD & GOODMAN, LLC

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STEVEN R. TOKACH AND THOMAS J. MELONE, both individually and as the Special Committee

By: /s/ Michael M. Horn
Name: Michael M. Horn
MCCARTER & ENGLISH, LLP

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